Exhibit 99.1

News from Xerox

For Immediate Release
Xerox Corporation
45 Glover Avenue
P.O. Box 4505
Norwalk, CT   06856-4505
tel    +1-203-968-3000

Xerox Reports Third-Quarter 2015 Earnings

Third Quarter 2015 Summary:

•	GAAP EPS from continuing operations of (4) cents

•	Adjusted EPS of 24 cents

•	GAAP revenue of $4.3 billion

•	Adjusted revenue of $4.4 billion, 57 percent from Services

•	Operating margin of 8.7 percent, down 0.9 percentage points year-over-year

•	Cash flow from operations of $271 million

•	Share repurchase of $691 million

NORWALK, Conn., Oct. 26, 2015 - Xerox (NYSE: XRX) announced today third-quarter 2015 adjusted earnings per share of 24 cents. Adjusted EPS excludes 5 cents related to the amortization of intangibles, and 23 cents for the previously announced Health Enterprise charge; resulting in a GAAP loss from continuing operations of 4 cents per share.

The company also today announced that its Board of Directors has authorized a review of the company’s business portfolio and capital allocation options, with the goal of enhancing shareholder value.
“Xerox’s Board of Directors and management team continually review the company’s strategy and consider a range of opportunities regarding our businesses and operations with the goal of maximizing value for shareholders,” said Ursula Burns, Xerox Chairman and Chief Executive Officer. “Although we already have taken steps to accelerate cost reductions and prioritize investments to drive improved productivity and higher margins, our Board determined that undertaking a comprehensive review of structural options for the company’s portfolio is the right decision at this time.”
Burns added, “During the third quarter, the company achieved adjusted earnings in line with our guidance. We continue to focus on strengthening our offering portfolio, improving productivity and targeting our highest-margin segments. We remain focused on serving our clients and leading in the most attractive market segments where we are best positioned to compete and differentiate.”

Third Quarter Financial Results

Following is a breakdown of the company’s results on both a reported and an adjusted basis:

	GAAP	Adjusted*
Total Revenue	$4,333M	$4,449M
% Change	(10)%	(7)%
% Change CC	(6)%	(4)%
Gross Margin	22.8%	30.9%
SAG % of Revenue	19.7%	19.2%
Earnings per Share	$(0.04)	$0.24
*Adjusted excludes the Health Enterprise charge.
CC = constant currency

In the third quarter, total adjusted revenue of $4.4 billion was down 4 percent in constant currency. Annuity revenue was 85 percent of total revenue.

On a GAAP basis, revenue from the company’s Services business was $2.4 billion, down 8 percent or 4 percent in constant currency. Services margin was negative 7.6 percent.

Adjusted to exclude the Health Enterprise charge, Services revenue, which represented 57 percent of total revenue, was $2.5 billion, consistent in constant currency with the same period last year. Adjusted services margin, was 8.1 percent, down 1.0 percentage point year-over-year.

Revenue from the company’s Document Technology business was $1.8 billion, down 12 percent or 9 percent in constant currency. Document Technology margin was 12.8 percent, down 1.2 percentage points.

Third-quarter operating margin of 8.7 percent was down 0.9 percentage points from the same quarter a year ago. Adjusted gross margin was 30.9 percent, and adjusted selling, administrative and general expenses were 19.2 percent of revenue.

Xerox generated $271 million in cash flow from operations during the third quarter, ending the quarter with a cash balance of $804 million. The company repurchased $691 million in stock in the quarter bringing the total to $1.3 billion through the first nine months of 2015.

2015 Guidance

Xerox expects fourth-quarter 2015 GAAP earnings of 23 to 25 cents per share and adjusted EPS of 28 to 30 cents per share.

For full-year 2015, Xerox expects GAAP earnings at the low end of 46 to 52 cents per share and adjusted EPS at the low end of $0.95 to $1.01 per share.

Xerox expects full-year 2015 cash flow from operations of $1.6 to $1.7 billion and free cash flow from operations of $1.3 to $1.4 billion.

About Xerox
Xerox is helping change the way the world works. By applying our expertise in imaging, business process, analytics, automation and user-centric insights, we engineer the flow of work to provide greater productivity, efficiency and personalization. We conduct business in 180 countries, and our more than 130,000 employees create meaningful innovations and provide business process services, printing equipment, software and solutions that make a real difference for our clients - and their customers. Learn more at www.xerox.com.

Non-GAAP Measures:
This release refers to the following non-GAAP financial measures:

•	Adjusted Revenue, Gross Margin, SAG as % of revenue as well as Services segment Revenues and Margin for the third-quarter 2015 that excludes the Health Enterprise charge.

•	Adjusted EPS (earnings per share) for the third-quarter 2015 as well as for the fourth-quarter and full-year 2015 guidance that excludes certain items including the Health Enterprise charge.

•	Operating margin for third-quarter 2015 that excludes certain costs and expenses.

•	Constant Currency revenue growth for the third-quarter 2015, which excludes the effects of currency translation.

•	Free cash flow for the full-year 2015, which is cash flow from operations less capital expenditures.

Refer to the “Non-GAAP Financial Measures” section of this release for a discussion of these non-GAAP measures and their reconciliation to the reported GAAP measure.

Forward-Looking Statements
This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. Such factors include but are not limited to: changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters in the United States and in the foreign countries in which we do business; changes in foreign currency exchange rates; our ability to successfully develop new products, technologies and service offerings and to protect our intellectual property rights; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; the risk that our bids do not accurately estimate the resources and costs required to implement and service very complex, multi-year governmental and commercial contracts, often in advance of the final determination of the full scope and design of such contracts or as a result of the scope of such contracts being changed during the life of such contracts; the risk that subcontractors, software vendors and utility and network providers will not perform in a timely, quality manner; service interruptions; actions of competitors and our ability to promptly and effectively react to changing technologies and customer expectations; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring actions and the relocation of our service delivery centers; the risk that individually identifiable information of customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security systems; the risk in the hiring and retention of qualified personnel; the risk that unexpected costs will be incurred; our ability to recover capital investments; the risk that our Services business could be adversely affected if we are unsuccessful in managing the start-up of new contracts; the collectability of our receivables for unbilled services associated with very large, multi-year contracts; reliance on third parties, including subcontractors, for manufacturing of products and provision of services; our ability to expand equipment placements; interest rates, cost of borrowing and access to credit markets; the risk that our products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives; the outcome of litigation and regulatory proceedings to which we may be a party; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015 and our 2014 Annual Report on Form 10-K filed with the Securities and Exchange Commission. Xerox assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

Xerox announced today that its Board of Directors has authorized a review of the company’s business portfolio and capital allocation options, with the goal of enhancing shareholder value. No assurance can be given as to the outcome or timing of completion of the review.  Xerox does not intend to make any further public comment regarding the review prior to its completion. The forward looking statements in this release are subject to the risk that the company’s business portfolio and/or capital allocation could change as a result of the review.

-XXX-

Media Contacts:
Sean Collins, Xerox, +1-310-497-9205, sean.collins2@xerox.com
Carl Langsenkamp, Xerox, +1-585-423-5782, carl.langsenkamp@xerox.com

Investor Contacts:

Jennifer Horsley, Xerox, +1-203-849-2656, jennifer.horsley@xerox.com
Sean Cornett, Xerox, +1 203-849-2672, sean.cornett@xerox.com

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Xerox® and Xerox and Design® are trademarks of Xerox in the United States and/or other countries.

Xerox Corporation
Condensed Consolidated Statements of (Loss) Income (Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
(in millions, except per-share data)	2015	2014	% Change	2015	2014	% Change
Revenues
Sales	$1,150	$1,275	(10)%	$3,500	$3,874	(10)%
Outsourcing, maintenance and rentals	3,098	3,424	(10)%	9,630	10,339	(7)%
Financing	85	96	(11)%	262	294	(11)%
Total Revenues	4,333	4,795	(10)%	13,392	14,507	(8)%
Costs and Expenses
Cost of sales	721	774	(7)%	2,171	2,384	(9)%
Cost of outsourcing, maintenance and rentals	2,592	2,444	6%	7,316	7,386	(1)%
Cost of financing	33	35	(6)%	98	107	(8)%
Research, development and engineering expenses	135	139	(3)%	418	427	(2)%
Selling, administrative and general expenses	855	942	(9)%	2,676	2,846	(6)%
Restructuring and asset impairment charges	20	27	(26)%	191	92	*
Amortization of intangible assets	77	77	—%	233	232	—%
Other expenses, net	73	71	3%	187	175	7%
Total Costs and Expenses	4,506	4,509	—%	13,290	13,649	(3)%
(Loss) Income before Income Taxes & Equity Income(1)	(173)	286	*	102	858	(88)%
Income tax (benefit) expense	(105)	66	*	(75)	181	*
Equity in net income of unconsolidated affiliates	40	44	(9)%	103	119	(13)%
(Loss) Income from Continuing Operations	(28)	264	*	280	796	(65)%
(Loss) Income from Discontinued Operations, net of tax	(3)	8	*	(64)	34	*
Net (Loss) Income	(31)	272	*	216	830	(74)%
Less: Net income attributable to noncontrolling interests	3	6	(50)%	13	17	(24)%
Net (Loss) Income Attributable to Xerox	$(34)	$266	*	$203	$813	(75)%

Amounts attributable to Xerox:
Net (loss) income from continuing operations	$(31)	$258	*	$267	$779	(66)%
Net (loss) income from discontinued operations	(3)	8	*	(64)	34	*
Net (Loss) Income attributable to Xerox	$(34)	$266	*	$203	$813	(75)%

Basic (Loss) Earnings per Share:
Continuing Operations	$(0.04)	$0.22	*	$0.23	$0.65	(65)%
Discontinued Operations	—	0.01	*	(0.06)	0.03	*
Total Basic (Loss) Earnings per Share	$(0.04)	$0.23	*	$0.17	$0.68	(75)%
Diluted (Loss) Earnings per Share:
Continuing Operations	$(0.04)	$0.21	*	$0.23	$0.64	(64)%
Discontinued Operations	—	0.01	*	(0.06)	0.03	*
Total Diluted (Loss) Earnings per Share	$(0.04)	$0.22	*	$0.17	$0.67	(75)%
* Percent change not meaningful.
(1) Referred to as “Pre-Tax (Loss) Income” throughout the remainder of this document.

Xerox Corporation
Condensed Consolidated Statements of Comprehensive (Loss) Income (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2015	2014	2015	2014
Net (loss) income	$(31)	$272	$216	$830
Less: Net income attributable to noncontrolling interests	3	6	13	17
Net (Loss) Income Attributable to Xerox	(34)	266	203	813

Other Comprehensive (Loss) Income, Net:
Translation adjustments, net	(206)	(492)	(521)	(401)
Unrealized gains (losses), net	8	(9)	18	32
Changes in defined benefit plans, net	97	73	262	(81)
Other Comprehensive Loss, Net	(101)	(428)	(241)	(450)
Less: Other comprehensive loss, net attributable to noncontrolling interests	(1)	(2)	(1)	(1)
Other Comprehensive Loss, Net Attributable to Xerox	(100)	(426)	(240)	(449)

Comprehensive (Loss) Income, Net	(132)	(156)	(25)	380
Less: Comprehensive income, net attributable to noncontrolling interests	2	4	12	16
Comprehensive (Loss) Income, Net Attributable to Xerox	$(134)	$(160)	$(37)	$364

Xerox Corporation
Condensed Consolidated Balance Sheets (Unaudited)

(in millions, except share data in thousands)	September 30, 2015	December 31, 2014
Assets
Cash and cash equivalents	$804	$1,411
Accounts receivable, net	2,612	2,652
Billed portion of finance receivables, net	115	110
Finance receivables, net	1,314	1,425
Inventories	1,110	934
Assets of discontinued operations	—	1,260
Other current assets	1,044	1,082
Total current assets	6,999	8,874
Finance receivables due after one year, net	2,570	2,719
Equipment on operating leases, net	491	525
Land, buildings and equipment, net	1,044	1,123
Investments in affiliates, at equity	1,387	1,338
Intangible assets, net	1,840	2,031
Goodwill	8,839	8,805
Other long-term assets	1,776	2,243
Total Assets	$24,946	$27,658
Liabilities and Equity
Short-term debt and current portion of long-term debt	$1,183	$1,427
Accounts payable	1,477	1,584
Accrued compensation and benefits costs	696	754
Unearned income	435	431
Liabilities of discontinued operations	—	371
Other current liabilities	1,591	1,509
Total current liabilities	5,382	6,076
Long-term debt	6,393	6,314
Pension and other benefit liabilities	2,493	2,847
Post-retirement medical benefits	769	865
Other long-term liabilities	403	454
Total Liabilities	15,440	16,556

Series A Convertible Preferred Stock	349	349

Common stock	1,078	1,124
Additional paid-in capital	3,632	4,283
Treasury stock, at cost	(691)	(105)
Retained earnings	9,493	9,535
Accumulated other comprehensive loss	(4,399)	(4,159)
Xerox shareholders’ equity	9,113	10,678
Noncontrolling interests	44	75
Total Equity	9,157	10,753
Total Liabilities and Equity	$24,946	$27,658

Shares of common stock issued	1,077,523	1,124,354
Treasury stock	(65,120)	(7,609)
Shares of Common Stock Outstanding	1,012,403	1,116,745

Xerox Corporation
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2015	2014	2015	2014
Cash Flows from Operating Activities:
Net (loss) income	$(31)	$272	$216	$830
Adjustments required to reconcile net (loss) income to cash flows from operating activities:
Depreciation and amortization	317	349	910	1,070
Provision for receivables	16	18	48	56
Provision for inventory	8	6	24	20
Net loss (gain) on sales of businesses and assets	5	(9)	67	(38)
Undistributed equity in net income of unconsolidated affiliates	(37)	(37)	(71)	(77)
Stock-based compensation	(8)	26	37	76
Restructuring and asset impairment charges	20	28	191	93
Payments for restructurings	(20)	(31)	(81)	(103)
Contributions to defined benefit pension plans	(50)	(101)	(148)	(206)
Decrease (increase) in accounts receivable and billed portion of finance receivables	115	(96)	(130)	(485)
Collections of deferred proceeds from sales of receivables	58	106	192	332
Increase in inventories	(61)	(34)	(254)	(137)
Increase in equipment on operating leases	(71)	(81)	(210)	(204)
(Increase) decrease in finance receivables	(30)	28	48	82
Collections on beneficial interest from sales of finance receivables	10	20	37	62
Increase in other current and long-term assets	(34)	(61)	(94)	(179)
(Decrease) increase in accounts payable and accrued compensation	(67)	126	(105)	38
Increase (decrease) in other current and long-term liabilities	271	28	188	(80)
Net change in income tax assets and liabilities	(142)	56	(93)	128
Net change in derivative assets and liabilities	(19)	(4)	(17)	(25)
Other operating, net	21	(14)	(22)	(47)
Net cash provided by operating activities	271	595	733	1,206
Cash Flows from Investing Activities:
Cost of additions to land, buildings and equipment	(39)	(91)	(191)	(277)
Proceeds from sales of land, buildings and equipment	7	8	23	43
Cost of additions to internal use software	(26)	(21)	(71)	(61)
Proceeds from sale of businesses	6	1	939	16
Acquisitions, net of cash acquired	(153)	(25)	(201)	(306)
Other investing, net	(1)	—	28	11
Net cash (used in) provided by investing activities	(206)	(128)	527	(574)
Cash Flows from Financing Activities:
Net payments on debt	(74)	(40)	(171)	(335)
Common stock dividends	(84)	(77)	(231)	(218)
Preferred stock dividends	(6)	(6)	(18)	(18)
Proceeds from issuances of common stock	3	10	17	49
Excess tax benefits from stock-based compensation	14	9	17	15
Payments to acquire treasury stock, including fees	(691)	(251)	(1,302)	(730)
Repurchases related to stock-based compensation	(49)	(39)	(50)	(40)
Distributions to noncontrolling interests	(1)	(23)	(57)	(40)
Other financing	—	—	(1)	(10)
Net cash used in financing activities	(888)	(417)	(1,796)	(1,327)
Effect of exchange rate changes on cash and cash equivalents	(14)	(42)	(71)	(54)
(Decrease) increase in cash and cash equivalents	(837)	8	(607)	(749)
Cash and cash equivalents at beginning of period	1,641	1,007	1,411	1,764
Cash and Cash Equivalents at End of Period	$804	$1,015	$804	$1,015

Financial Review
On October 13, 2015, Xerox Corporation announced an update regarding the strategic direction of its Government Healthcare Solutions (GHS) business, specifically addressing the implementation of its Health Enterprise (HE) Medicaid platform in California and Montana. As a result of these changes, during third quarter 2015 we recorded a pre-tax charge (HE charge) of $389 million ($241 million after-tax or 23 cents per share), which included a $116 million reduction to revenues. These developments build on the GHS strategy change previously announced in July 2015. Refer to the Services area of the "Segment Review" section for further details.
As a result of the significant impact of the HE charge on our reported revenues, earnings and key metrics for the period, we are also discussing our results excluding the impact of the HE charge. These adjusted results are noted as “adjusted” in the discussion below.

Revenues

	Three Months Ended September 30,				% of Total Revenue
(in millions)	2015	2014	% Change	CC % Change	2015	2014
Equipment sales	$668	$748	(11)%	(7)%	15%	16%
Annuity revenue	3,665	4,047	(9)%	(6)%	85%	84%
Total Revenue	$4,333	$4,795	(10)%	(6)%	100%	100%

Reconciliation to Condensed Consolidated Statements of Income:
Sales	$1,150	$1,275	(10)%	(7)%
Less: Supplies, paper and other sales	(482)	(527)	(9)%	(7)%
Equipment Sales	$668	$748	(11)%	(7)%

Outsourcing, maintenance and rentals	$3,098	$3,424	(10)%	(6)%
Add: Supplies, paper and other sales	482	527	(9)%	(7)%
Add: Financing	85	96	(11)%	(5)%
Annuity Revenue	$3,665	$4,047	(9)%	(6)%

Adjusted(1):
Outsourcing, maintenance and rentals	$3,214	$3,424	(6)%	(2)%
Annuity revenue	$3,781	$4,047	(7)%	(3)%
Total Revenue	$4,449	$4,795	(7)%	(4)%

(1)	See the “Non-GAAP Financial Measures” section for an explanation of the non-GAAP financial measure.
CC - Constant Currency (See "Non-GAAP Financial Measures" section)

Third quarter 2015 total revenues decreased 10% as compared to third quarter 2014. On an adjusted1 basis, excluding the HE charge, total revenues decreased 7%, with a 3-percentage point negative impact from currency. The negative impact from currency reflects the significant weakening of our major foreign currencies against the U.S. Dollar as compared to prior year. On a revenue-weighted basis, our major European currencies and the Canadian dollar were approximately 17% weaker against the U.S. dollar as compared to prior year. Revenues from these major foreign currencies comprise approximately 25% of our total consolidated revenues, while overall non-U.S. revenues represent approximately one third of the total. Third quarter 2015 total revenues reflect the following:

•
Annuity revenue decreased 9% as compared to third quarter 2014. On an adjusted[1] basis, annuity revenue decreased by 7%, with a 4-percentage point negative impact from currency. Annuity revenue is comprised of the following:

◦
Outsourcing, maintenance and rentals revenue includes outsourcing revenue within the Services segment and maintenance revenue (including bundled supplies) and rental revenue, primarily within the Document Technology segment. These revenues declined 10%, or 6% on an adjusted[1] basis, with a 4-percentage point negative impact from currency, primarily due to a decline in the Document Technology segment.

◦
Supplies, paper and other sales includes unbundled supplies and other sales, primarily within the Document Technology segment. The decrease of 9% includes a 2-percentage point negative impact from currency, reduced supplies demand mainly due to lower equipment sales in prior periods, continued weakness in developing markets and lower OEM supply sales.

◦
Financing revenue is generated from financed equipment sale transactions primarily within the Document Technology segment. The decrease of 11% reflects a 6-percentage point negative impact from currency and a declining finance receivables balance due to lower equipment sales in prior periods.

•
Equipment sales revenue is reported primarily within our Document Technology segment and the Document Outsourcing (DO) business within our Services segment. Equipment sales revenue decreased 11% as compared to third quarter 2014, with a 4-percentage point negative impact from currency. More than half of the constant currency decline was driven by developing markets with the remainder reflecting lower high-end and OEM sales as well as overall price declines that continue to be within our historical range of 5% to 10%. These areas of decline were partially offset by modest Document Outsourcing equipment sales growth.

Additional analysis of the change in revenue for each business segment is included in the “Segment Review” section.

Costs, Expenses and Other Income
Summary of Key Financial Ratios
The following is a summary of key financial ratios used to assess our performance:

	Three Months Ended September 30,
	2015	2014	B/(W)	2015 Adjusted(1)	2015 Adjusted(1) B/(W) 2014
Total Gross Margin	22.8%	32.2%	(9.4) pts.	30.9%	(1.3) pts.
RD&E as a % of Revenue	3.1%	2.9%	(0.2) pts.	3.0%	(0.1) pts.
SAG as a % of Revenue	19.7%	19.6%	(0.1) pts.	19.2%	0.4 pts.

Operating Margin (1)	N/A	9.6%	N/A	8.7%	(0.9) pts.

Pre-tax Income Margin	(4.0)%	6.0%	(10.0) pts.	N/A	N/A

(1)	See the “Non-GAAP Financial Measures” section for an explanation of the non-GAAP financial measure.

Operating Margin
Third quarter 2015 operating margin1 of 8.7% decreased 0.9-percentage points as compared to third quarter 2014. On an adjusted1 basis, this decline was driven by a 1.3-percentage point decrease in gross margin only partially offset by a 0.3-percentage point improvement in operating expenses as a percent of revenue. The operating margin reduction includes lower Services margin driven by resource and other investments. Within Document Technology, an unfavorable product mix and moderately higher year-over-year pension expense also adversely impacted operating margin. These negative impacts were partially offset in both segments by restructuring savings and productivity improvements as well as measurably lower compensation expense and a $16 million out-of-period adjustment associated with the over accrual of an employee benefit account. The impact of this adjustment was not material to any prior period. While we continue to expect higher year-over-year pension expense in 2015, our estimated full-year pension expense is now expected to be lower than originally anticipated.

Gross Margin
Gross margin of 22.8% decreased 9.4-percentage points as compared to third quarter 2014. On an adjusted1 basis gross margin of 30.9% decreased by 1.3-percentage points. Document Technology gross margin decreased 1.5-percentage points while adjusted1 Services gross margin declined by 0.1-percentage point year-over-year. These impacts combined with the higher proportion of our revenue from Services (which historically has a lower gross margin) resulted in a reduction in overall gross margin.

Additional analysis of the change in gross margin for each business segment is included in the “Segment Review” section.

Research, Development and Engineering Expenses (RD&E)
Third quarter 2015 RD&E as a percentage of revenue of 3.1% increased 0.2-percentage points from third quarter 2014 or 0.1-percentage point on an adjusted1 basis as the impact from total company revenue decline was only partially offset by benefits from the higher mix of Services revenue (which historically has lower RD&E as a percentage of revenue).
RD&E of $135 million decreased by $4 million compared to third quarter 2014. Innovation at Xerox is a core strength, and we continue to invest at levels that enhance our competitiveness, particularly in Services, color and software. R&D is strategically coordinated with Fuji Xerox.
Selling, Administrative and General Expenses (SAG)
SAG as a percentage of revenue of 19.7% increased 0.1-percentage points from third quarter 2014. On an adjusted1 basis SAG as a percentage of revenue of 19.2% decreased by 0.4-percentage points driven by the higher mix of Services revenue (which historically has lower SAG as a percentage of revenue), restructuring and productivity improvements and measurably lower compensation expense partially offset by increased Services investments.
SAG of $855 million was $87 million lower than third quarter 2014. SAG expenses include a $39 million favorable impact from currency and reflect the following:

•	$40 million decrease in selling expenses.

•	$41 million decrease in general and administrative expenses.

•	$6 million decrease in bad debt expense. Third quarter 2015 bad debt expense remained at less than one percent of receivables.
Restructuring and Asset Impairment Charges
During third quarter 2015, we recorded net restructuring and asset impairment charges of $20 million, which includes approximately $16 million of severance costs related to headcount reductions of approximately 780 employees primarily related to the Services segment, $1 million of lease cancellation costs and $7 million of asset impairments which were primarily related to a surplus Canadian facility. These costs were partially offset by $4 million of net reversals for changes in estimated reserves from prior period initiatives.

During third quarter 2014, we recorded net restructuring and asset impairment charges of $27 million, which included approximately $29 million of severance costs related to headcount reductions of approximately 1,300 employees worldwide and $2 million of lease cancellation costs. These costs were partially offset by $4 million of net reversals for changes in estimated reserves from prior period initiatives.
The restructuring reserve balance as of September 30, 2015 for all programs was $46 million, of which $44 million is expected to be spent over the next twelve months.
Our current guidance for fourth quarter 2015 does not anticipate incurring additional restructuring charges.
Worldwide Employment
Worldwide employment, which excludes our divested ITO business, was approximately 140,800 as of September 30, 2015 and increased by 2,900 from December 31, 2014, due primarily to the impact of ramping new business and acquisitions partially offset by restructuring reductions and productivity improvements.

Other Expenses, Net

	Three Months Ended September 30,
(in millions)	2015	2014
Non-financing interest expense	$55	$56
Interest income	(2)	(2)
Gains on sales of businesses and assets (1)	—	(10)
Currency losses, net	3	—
Litigation matters	6	16
Loss on sales of accounts receivables	3	4
Deferred compensation investment losses (gains)	5	(1)
All other expenses, net	3	8
Total Other Expenses, Net	$73	$71

(1)	Excludes the loss on sale of the ITO business reported in Discontinued Operations.
Non-financing interest expense
Third quarter 2015 non-financing interest expense of $55 million was $1 million lower than third quarter 2014. When combined with financing interest expense (cost of financing), total company interest expense declined by $3 million from third quarter 2014, driven by a lower average cost of debt.

Income Taxes
Third quarter 2015 effective tax rate was 60.7%. The significant increase in the rate compared to third quarter 2014 was due to the discrete tax benefit associated with the HE charge. On an adjusted basis1, third quarter 2015 tax rate was 24.6%, which was lower than the U.S. statutory tax rate primarily due to foreign tax credits resulting from anticipated dividends from our foreign subsidiaries and the geographical mix of profits, partially offset by additions to unrecognized tax positions.

Third quarter 2014 effective tax rate was 23.1%. On an adjusted basis1, third quarter 2014 tax rate was 26.2%, which was lower than the U.S. statutory tax rate primarily due to benefits for foreign tax credits as well as the geographical mix of profits.
Xerox operations are widely dispersed. The statutory tax rate in most non-U.S. jurisdictions is lower than the combined U.S. and state tax rate. The amount of income subject to these lower foreign rates relative to the amount of U.S. income will impact our effective tax rate. However, no one country outside of the U.S. is a significant factor to our overall effective tax rate. Certain foreign income is subject to U.S. tax net of any available foreign tax credits. Our full year effective tax rate includes a benefit of approximately 12-percentage points from these non-U.S. operations, which is slightly higher than 2014 due to the geographical mix of profits.
Our effective tax rate is based on nonrecurring events as well as recurring factors, including the taxation of foreign income. In addition, our effective tax rate will change based on discrete or other nonrecurring events that may not be predictable. Excluding the effects of intangibles amortization as well as the software impairment and the HE charges, we anticipate that our effective tax rate for the full year and for fourth quarter 2015 will be approximately 25% to 27%.
Equity in Net Income of Unconsolidated Affiliates
Equity in net income of unconsolidated affiliates primarily reflects our 25% share of Fuji Xerox net income. Third quarter 2015 equity income was $40 million, a reduction of $4 million compared to third quarter 2014 driven by translation currency impacts. Equity income in third quarter 2015 included a $2 million charge related to our share of Fuji Xerox after-tax restructuring, compared to a $1 million restructuring charge for third quarter 2014.

Net Income
Third quarter 2015 net loss from continuing operations attributable to Xerox was $31 million, or $0.04 per diluted share. On an adjusted basis1, net income from continuing operations attributable to Xerox was $258 million, or $0.24 per diluted share. Third quarter 2015 adjustments to net income reflect the amortization of intangible assets and the HE charge.

Third quarter 2014 net income from continuing operations attributable to Xerox was $258 million, or $0.21 per diluted share. On an adjusted basis1, net income from continuing operations attributable to Xerox was $306 million, or $0.26 per diluted share. Third quarter 2014 adjustments to net income reflect the amortization of intangible assets.

The Net Income and EPS reconciliation table in the "Non-GAAP Financial Measures" section contains the third quarter adjustments to net income.
The calculations of basic and diluted earnings per share are included as Appendix I. See the "Non-GAAP Financial Measures" section for calculation of adjusted EPS.

Discontinued Operations
Information Technology Outsourcing (ITO):
In fourth quarter 2014, we announced an agreement to sell the ITO business to Atos and began reporting it as a Discontinued Operation. All prior periods were accordingly revised to conform to this presentation. The sale was completed on June 30, 2015.

In fourth quarter 2014, we recorded a net pre-tax loss of $181 million related to the pending sale, reflecting the write-down of the carrying value of the ITO disposal group, inclusive of goodwill, to its estimated fair value less costs to sell. In 2015, we recorded an additional net pre-tax loss of $77 million primarily related to adjustment of the sales price and related expenses associated with the disposal, as well as reserves for certain obligations and indemnifications we retained as part of the final closing negotiations. In addition, we recorded tax expense of $52 million primarily related to the difference between the book basis and tax basis of allocated goodwill, which could only be recorded upon final disposal of the business. The amounts recorded in third quarter 2015 primarily represent changes in estimates associated with post-closing adjustments.

The transaction continues to be subject to post-closing adjustments primarily related to a final true-up of net assets and other indemnification obligations. In the event there are additional charges associated with this disposal, we will record such amounts through discontinued operations in future periods.

Other Discontinued Operations:

Other discontinued operations include the 2014 closure of Xerox Audio Visual Solutions, Inc. (XAV) and the 2014 sale of our Truckload Management Services, Inc. (TMS) business.

Summarized financial information for our Discontinued Operations is as follows:

	Three Months Ended September 30,
	2015			2014
(in millions)	ITO	Other	Total	ITO	Other	Total
Revenues	$—	$—	$—	$325	$6	$331
Income (loss) from operations (1)	—	—	—	15	(1)	14
Loss on disposal	(5)	—	(5)	—	(1)	(1)
Net (loss) income before income taxes	$(5)	$—	$(5)	$15	$(2)	$13
Income tax benefit (expense)	2	—	2	(6)	1	(5)
(Loss) income from discontinued operations, net of tax	$(3)	$—	$(3)	$9	$(1)	$8

	Nine Months Ended September 30,
	2015			2014
(in millions)	ITO	Other	Total	ITO	Other	Total
Revenues	$619	$—	$619	$993	$45	$1,038
Income (loss) from operations (1) (2)	104	—	104	58	(1)	57
Loss on disposal	(77)	—	(77)	—	(1)	(1)
Net income (loss) before income taxes	$27	$—	$27	$58	$(2)	$56
Income tax (expense)	(91)	—	(91)	(21)	(1)	(22)
(Loss) income from discontinued operations, net of tax	$(64)	$—	$(64)	$37	$(3)	$34

(1)
ITO Income from operations for third quarter 2014 and nine months ended September 30, 2014 includes approximately $41 million and $121 million, respectively, of depreciation and amortization expense (including intangible amortization of approximately $7 million and $21 million, respectively).

(2)
ITO Income from operations for nine months ended September 30, 2015 excludes approximately $80 million of depreciation and amortization expenses (including $14 million for intangible amortization) since the business was held for sale.

Segment Review

	Three Months Ended September 30,
(in millions)	Equipment Sales Revenue	Annuity Revenue	Total Revenues	% of Total Revenue	Segment Profit (Loss)	Segment Margin
2015
Services	$117	$2,299	$2,416	56%	$(184)	(7.6)%
Document Technology	525	1,253	1,778	41%	227	12.8%
Other	26	113	139	3%	(76)	(54.7)%
Total	$668	$3,665	$4,333	100%	$(33)	(0.8)%

Adjusted(1):
Services	$117	$2,415	$2,532	57%	$205	8.1%
Total	$668	$3,781	$4,449	N/A	$356	8.0%

2014
Services	$120	$2,503	$2,623	55%	$240	9.1%
Document Technology	600	1,429	2,029	42%	284	14.0%
Other	28	115	143	3%	(82)	(57.3)%
Total	$748	$4,047	$4,795	100%	$442	9.2%

(1)	See the “Non-GAAP Financial Measures” section for an explanation of the non-GAAP financial measure.
Refer to Appendix II for the reconciliation of Segment Profit to Pre-tax Income.

Services
Our Services segment comprises two service offerings: Business Process Outsourcing (BPO) and Document Outsourcing (DO).
Services Revenue Breakdown:

	Three Months Ended September 30,
(in millions)	2015	2014	% Change	CC % Change
Business Processing Outsourcing	$1,616	$1,797	(10)%	(8)%
Document Outsourcing	800	826	(3)%	3%
Total Revenue - Services	$2,416	$2,623	(8)%	(4)%

Adjusted(1):
Business Processing Outsourcing	$1,732	$1,797	(4)%	(1)%
Total Revenue - Services	$2,532	$2,623	(3)%	—%

(1)	See the “Non-GAAP Financial Measures” section for an explanation of the non-GAAP financial measure.
Note: The above table reflects the reclassification of the ITO business to Discontinued Operations and excludes intercompany revenue.
Revenue
Third quarter 2015 Services revenue of $2,416 million was 56% of total revenue and decreased 8% from third quarter 2014. On an adjusted1 basis, Services revenue of $2,532 million was 57% of total revenue and declined 3% from third quarter 2014, with a 3-percentage point negative impact from currency.

•
BPO revenue decreased 10% from third quarter 2014. On an adjusted[1] basis, BPO revenue decreased 4%, with a 3-percentage point negative impact from currency, and represented 68% of total Services revenue. The decline was primarily driven by the anticipated run-off of the student loan business and the Texas Medicaid contract, which combined had a 1.1-percentage point negative impact on BPO revenue growth and a 0.8-

percentage point negative impact on total Services revenue growth. This negative year-over-year impact will dissipate in fourth quarter 2015. Partially offsetting this decline during the quarter was moderating acquisition contribution and organic growth in several lines of business net of the impacts from lost business and pricing that were consistent with prior trends.

◦
In third quarter 2015, BPO revenue mix, on an adjusted[1] basis, across the major business areas was as follows: Commercial Business Groups (excluding healthcare) - 44%; Public Sector - 28%; Commercial Healthcare - 14%; and Government Healthcare - 14%.

•
DO revenue decreased 3%, with a 6-percentage point negative impact from currency, and represented 32% of adjusted[1] Services revenue. Growth from our partner print services offerings and from equipment sales due to higher signings was partially offset by continued declines in developing markets.

Segment Margin
Third quarter 2015 Services segment margin was (7.6%). On an adjusted1 basis, Services segment margin of 8.1% decreased by 1.0-percentage point from third quarter 2014, as anticipated. Targeted resource and other investments as well as impacts from unfavorable line-of-business mix and price declines more than offset ramping productivity improvements and restructuring benefits.

GHS Strategy Change
Late in third quarter 2015, discussions took place with our clients in California and Montana regarding the status and scope of current HE platform projects, which evolved to include options to not fully complete the projects. Based on those discussions, we believe it is probable that we will not fully complete the implementation of the platform in these states. We expect to continue to process Medicaid claims using the existing legacy systems, thus providing uninterrupted service for the states’ healthcare providers and constituents. These developments build on the change in our GHS strategy that we announced in July 2015.

As a result of these third quarter developments, we recorded a pre-tax charge of $389 million ($241 million after-tax or 23 cents per share), reflecting estimated settlement costs and other impacts from these changes. The charge reflects $123 million for the write-off of contract receivables and other related assets and liabilities as well as $34 million related to the non-cash impairment of the Enterprise software and deferred contract set-up and transition costs. The remainder of the charge is primarily expected to be cash outflows in future quarters.

We remain committed to the implementation and ongoing operation of the Health Enterprise platform for our four other state clients. In addition, GHS is a significant and important business for us, and we are optimistic about it over the longer-term. We have a diverse portfolio of healthcare solutions and will focus on the more profitable market segments from which we derive over two thirds of GHS's revenues. We will continue to assess and modify our GHS strategy as the marketplace and business conditions evolve.

Metrics
Signings
Signings are defined as estimated future revenues from contracts signed during the period, including renewals of existing contracts. Third quarter 2015 Services signings were $1.9 billion in Total Contract Value (TCV).

•	BPO signings of $1.3 billion TCV

•	DO signings of $582 million TCV
Signings decreased 7% from third quarter 2014. Signings in the quarter reflect a lower level of renewal decision opportunities and lower new business signings, which were partially impacted by customer decision delays. Signings on a trailing twelve month (TTM) basis increased 5% from the comparable prior year period. New business annual recurring revenue (ARR) and non-recurring revenue (NRR) decreased 9% from third quarter 2014 and decreased 14% on a TTM basis. DO signings do not include signings from our growing partner print services offerings. As of September 30, 2015, the previously awarded Florida Tolling contract was still pending.
Note: TCV is the estimated total contractual revenue related to future contracts in the pipeline or signed contracts, as applicable.

Renewal rate (Total Services)
Renewal rate is defined as the ARR on contracts that are renewed during the period as a percentage of ARR on all contracts for which a renewal decision was made during the period. The combined third quarter 2015 contract renewal rate for BPO and DO contracts was 89%, which was at the higher end of our target range of 85%-90%. Total renewal decision opportunities in the quarter were measurably below third quarter 2014.

Pipeline
The sales pipeline includes the TCV of new business opportunities that potentially could be contracted within the next six months and excludes new business opportunities with estimated annual recurring revenue in excess of $100 million. Our total Services sales pipeline declined 3% compared to fourth quarter 2014 with the GHS strategy change as a primary driver. Throughout 2015 we are comparing against the December 31, 2014 pipeline due to adjustments we made in fourth quarter 2014 to remove the ITO business, reflect the realignment of our Services go-to-market resources into industry focused business groups and revise the pipeline qualification criteria.

Document Technology
Our Document Technology segment includes the sale of products and supplies, as well as the associated maintenance and financing of those products.
Document Technology Revenue Breakdown:

	Three Months Ended September 30,
(in millions)	2015	2014	% Change	CC % Change
Equipment sales	$525	$600	(13)%	(10)%
Annuity revenue	1,253	1,429	(12)%	(8)%
Total Revenue	$1,778	$2,029	(12)%	(9)%
Third quarter 2015 Document Technology revenue of $1,778 million decreased 12% from third quarter 2014, with a 3-percentage point negative impact from currency. Document Technology revenues exclude Document Outsourcing. Inclusive of Document Outsourcing, third quarter 2015 aggregate document-related revenue decreased 10% from third quarter 2014, with a 5-percentage point negative impact from currency. Document Technology segment revenue results included the following:

•
Equipment sales revenue decreased 13% from third quarter 2014, with a 3-percentage point negative impact from currency. Half of the constant currency decline was driven by developing markets with the remainder reflecting lower OEM sales and lower high-end sales, driven in part by product launch timing, as well as overall price declines that continue to be within our historical range of 5 to 10%.

•
Annuity revenue decreased 12% from third quarter 2014, with a 4-percentage point negative impact from currency. The annuity revenue decrease reflects, in part, lower prior period equipment sales resulting in ongoing page declines, lower supplies demand, particularly in developing markets, and reduced financing revenue. In addition, Document Technology revenue reflects continued migration of customers to our partner print services offering (included in our Services segment),

Document Technology revenue mix was 58% mid-range, 23% high-end and 19% entry, consistent with recent quarters.
Segment Margin
Third quarter 2015 Document Technology segment margin of 12.8% decreased 1.2-percentage points from third quarter 2014, including a 1.5-percentage point decrease in gross margin. The gross margin decrease reflects unfavorable product mix, price declines and the anticipated increase in pension expense, partially offset by lower compensation and benefit expense as well as restructuring and productivity benefits. SAG decreased as a percent of revenue due to the benefits from restructuring and productivity improvements partially offset by the impact of overall lower revenues and the impact of higher pension expense.

Total Installs (Document Technology and Document Outsourcing)2
Install activity includes Document Outsourcing and Xerox-branded products shipped to Global Imaging Systems. Detail by product group (see Appendix II) is shown below:
Entry

•	36% decrease in color printers reflecting lower OEM sales due in part to a transition to color multifunction devices.

•	94% increase in color multifunction devices driven by higher demand for new products.

•	13% decrease in black-and-white multifunction devices reflecting continued higher declines in developing markets including Eurasia.

Mid-Range

•	1% increase in mid-range color.

•	8% decrease in mid-range black-and-white reflecting higher declines in developing markets including Eurasia.

High-End

•
2% decrease in high-end color systems as growth in Color Press 800 and 1000 products were more than offset by declines in other production color products partially reflecting product launch timing. Excluding Fuji Xerox digital front-end sales, high-end color installs were flat.

•	28% decrease in high-end black-and-white systems consistent with overall market declines.

Other
Revenue
Third quarter 2015 Other revenue of $139 million decreased 3% from third quarter 2014, with a 1-percentage point negative impact from currency. The reduction is driven by lower wide-format revenue. Total paper revenue (all within developing markets) comprises nearly 40% of Other segment revenue.
Segment Loss
Non-financing interest expense as well as all Other expenses, net (excluding Deferred compensation investment gains) are reported within the Other segment. Third quarter 2015 Other segment loss of $76 million decreased $6 million from third quarter 2014.
Notes:
(1) See the “Non-GAAP Financial Measures” section for an explanation of the non-GAAP financial measure.
(2) Revenue from Document Outsourcing installations is reported in the Services segment.

Capital Resources and Liquidity
The following table summarizes our cash and cash equivalents for the three months ended September 30, 2015 and 2014:

	Three Months Ended September 30,
(in millions)	2015	2014	Change
Net cash provided by operating activities	$271	$595	$(324)
Net cash used in investing activities	(206)	(128)	(78)
Net cash used in financing activities	(888)	(417)	(471)
Effect of exchange rate changes on cash and cash equivalents	(14)	(42)	28
(Decrease) increase in cash and cash equivalents	(837)	8	(845)
Cash and cash equivalents at beginning of period	1,641	1,007	634
Cash and Cash Equivalents at End of Period	$804	$1,015	$(211)

Cash Flows from Operating Activities
Net cash provided by operating activities was $271 million in third quarter 2015. The $324 million decrease in operating cash from third quarter 2014 was primarily due to the following:

•
$139 million decrease in pre-tax income before depreciation and amortization, stock-based compensation and restructuring charges as well as the HE charge, which had a negligible cash impact in the quarter.

•	$40 million decrease due to the expected loss of cash flow from operations associated with the ITO business, post-divestiture.

•	$193 million decrease from accounts payable and accrued compensation primarily related to lower spending and the timing of supplier payments as well as lower compensation and benefit related expenses.

•	$68 million decrease from finance receivables primarily related to a higher level of originations.

•	$27 million decrease primarily due to higher levels of inventory following lower equipment and supplies demand.

•	$51 million increase from lower pension contributions due to prior year funding primarily in the U.S.

•	$47 million increase from accounts receivable primarily due to lower revenues.

Cash Flows from Investing Activities
Net cash used in investing activities was $206 million in third quarter 2015 as compared to $128 million in third quarter 2014. The increased use of $78 million was primarily due to the following:

•
$128 million increase for acquisitions. Third quarter 2015 reflects the acquisition of RSA Medical LLC for $141 million while third quarter 2014 reflects the acquisition of Consilience Software, Inc. for $25 million.

•	$47 million decrease due to lower capital expenditures (including internal use software) largely due to the sale of the ITO business.

Cash Flows from Financing Activities
Net cash used in financing activities was $888 million in third quarter 2015 as compared to $417 million in third quarter 2014. The increased use of $471 million was primarily due to the following:

•	$440 million increase in share repurchases.

•
$34 million increase from net debt activity. Third quarter 2015 reflects a reduction in Commercial Paper of $461 million offset by proceeds of $396 million on Senior Notes. Third quarter 2014 reflects a reduction of $50 million in Commercial Paper.

Customer Financing Activities

The following represents our total finance assets, net associated with our lease and finance operations:

(in millions)	September 30, 2015	December 31, 2014
Total finance receivables, net (1)	$3,999	$4,254
Equipment on operating leases, net	491	525
Total Finance Assets, net (2)	$4,490	$4,779
____________________________

(1)	Includes (i) billed portion of finance receivables, net, (ii) finance receivables, net and (iii) finance receivables due after one year, net as included in our Condensed Consolidated Balance Sheets.

(2)	Change from December 31, 2014 includes a decrease of $190 million due to currency across all Finance Assets.

The following summarizes our debt:

(in millions)	September 30, 2015	December 31, 2014
Principal debt balance(1)	$7,566	$7,722
Net unamortized discount	(54)	(54)
Fair value adjustments(2)
- terminated swaps	52	68
- current swaps	12	5
Total Debt	$7,576	$7,741
____________________________

(1)
Includes Notes Payable of $1 million as of September 30, 2015 and December 31, 2014, respectively, and Commercial Paper of $200 million and $150 million as of September 30, 2015 and December 31, 2014, respectively.

(2)
Fair value adjustments include the following: (i) fair value adjustments to debt associated with terminated interest rate swaps, which are being amortized to interest expense over the remaining term of the related notes; and (ii) changes in fair value of hedged debt obligations attributable to movements in benchmark interest rates. Hedge accounting requires hedged debt instruments to be reported inclusive of any fair value adjustment.

Our lease contracts permit customers to pay for equipment over time rather than at the date of installation; therefore, we maintain a certain level of debt (that we refer to as financing debt) to support our investment in these lease contracts, which are reflected in total finance assets, net. For this financing aspect of our business, we maintain an assumed 7:1 leverage ratio of debt to equity as compared to our finance assets.
Based on this leverage, the following represents the breakdown of total debt between financing debt and core debt:

(in millions)	September 30, 2015	December 31, 2014
Financing debt(1)	$3,929	$4,182
Core debt	3,647	3,559
Total Debt	$7,576	$7,741
____________________________

(1)
Financing debt includes $3,499 million and $3,722 million as of September 30, 2015 and December 31, 2014, respectively, of debt associated with total finance receivables, net and is the basis for our calculation of “Equipment financing interest” expense. The remainder of the financing debt is associated with equipment on operating leases.

Sales of Accounts Receivable
Accounts receivable sales arrangements are utilized in the normal course of business as part of our cash and liquidity management. We have facilities in the U.S., Canada and several countries in Europe that enable us to sell certain accounts receivable without recourse to third-parties. The accounts receivables sold are generally short-term trade receivables with payment due dates of less than 60 days. Accounts receivable sales for the periods presented were as follows:

	Three Months Ended September 30,
(in millions)	2015	2014
Accounts receivable sales	$551	$696
Deferred proceeds	67	94
Loss on sales of accounts receivable	3	4
Estimated decrease to operating cash flows (1)	(31)	(22)
____________________________

(1)	Represents the difference between current and prior period receivable sales adjusted for the effects of the deferred proceeds, collections prior to the end of the quarter and currency.

Sales of Finance Receivables
In 2013 and 2012, we transferred our entire interest in certain groups of lease finance receivables to third-party entities. The transfers were accounted for as sales and resulted in the de-recognition of lease receivables with a net carrying value of $676 million in 2013 and $682 million in 2012, respectively. We continue to service the sold receivables and record servicing fee income over the expected life of the associated receivables.
The net impact on operating cash flows from these transactions for the periods presented is summarized below:

	Three Months Ended September 30,
(in millions)	2015	2014
Impact from prior sales of finance receivables (1)	$(79)	$(125)
Collections on beneficial interest	12	23
Estimated decrease to operating cash flows	$(67)	$(102)
____________________________

(1)	Represents cash that would have been collected if we had not sold finance receivables.

Forward-Looking Statements
This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. Such factors include but are not limited to: changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters in the United States and in the foreign countries in which we do business; changes in foreign currency exchange rates; our ability to successfully develop new products, technologies and service offerings and to protect our intellectual property rights; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; the risk that our bids do not accurately estimate the resources and costs required to implement and service very complex, multi-year governmental and commercial contracts, often in advance of the final determination of the full scope and design of such contracts or as a result of the scope of such contracts being changed during the life of such contracts; the risk that subcontractors, software vendors and utility and network providers will not perform in a timely, quality manner; service interruptions; actions of competitors and our ability to promptly and effectively react to changing technologies and customer expectations; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring actions and the relocation of our service delivery centers; the risk that individually identifiable information of customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security systems; the risk in the hiring and retention of qualified personnel; the risk that unexpected costs will be incurred; our ability to recover capital investments; the risk that our Services business could be adversely affected if we are unsuccessful in managing the start-up of new contracts; the collectability of our receivables for unbilled services associated with very large, multi-year contracts; reliance on third parties, including subcontractors, for manufacturing of products and provision of services; our ability to expand equipment placements; interest rates, cost of borrowing and access to credit markets; the risk that our products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives; the outcome of litigation and regulatory proceedings to which we may be a party; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015 and our 2014 Annual Report on Form 10-K filed with the Securities and Exchange Commission. Xerox assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

On October 26, 2015, Xerox announced that its Board of Directors had authorized a review of the Company’s business portfolio and capital allocation options, with the goal of enhancing shareholder value. No assurance can be given as to the outcome or timing of completion of the review. Xerox does not intend to make any further public comment regarding the review prior to its completion. The forward looking statements in this release are subject to the risk that the Company’s business portfolio and/or capital allocation could change as a result of the review.

Non-GAAP Financial Measures
We have reported our financial results in accordance with generally accepted accounting principles (GAAP). In addition, we have discussed our financial results using the non-GAAP measures described below. We believe these non-GAAP measures allow investors to better understand the trends in our business and to better understand and compare our results. Accordingly, we believe it is necessary to adjust several reported amounts, determined in accordance with GAAP, to exclude the effects of certain items as well as their related income tax effects.
A reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are set forth below as well as in the 2015 third quarter presentation slides available at www.xerox.com/investor.

These non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP.
Adjusted Revenue, Costs and Expenses, and Margin
As previously discussed, during third quarter 2015 we recorded a pre-tax charge (HE charge) of $389 million ($241 million after-tax or 23 cents per share), which included a $116 million reduction to revenues. (See Services within the "Segment Review" section for additional details.) As a result of the significant impact of the HE charge on our reported revenues, costs and expenses as well as key metrics for the period, we also discussed our results using non-GAAP measures which excluded the impact of the HE charge. In addition to the magnitude of the charge and its impact on our reported results, we excluded the HE charge due to the fact that it was primarily a unique charge associated with the conclusion, after a series of discussions, that fully completing our HE platform implementations in California and Montana was no longer considered probable.
Adjusted Earnings Measures
•Net income and Earnings per share (EPS)
•Effective tax rate

In addition to the HE charge, the above items were also adjusted for the amortization of intangible assets. The amortization of intangible assets is driven by our acquisition activity which can vary in size, nature and timing as compared to other companies within our industry and from period to period. The use of intangible assets contributed to our revenues earned during the periods presented and will contribute to our future period revenues as well. Amortization of intangible assets will recur in future periods.

Operating Income
We also calculate and utilize operating income and margin earnings measures by adjusting our pre-tax income and margin amounts to exclude certain items. In addition to the HE charge and the amortization of intangible assets, operating income and margin also excludes Other expenses, net as well as Restructuring and asset impairment charges. Other expenses, net is primarily comprised of non-financing interest expense and also includes certain other non-operating costs and expenses. Restructuring charges consist of costs primarily related to severance and benefits paid to employees pursuant to formal restructuring and workforce reduction plans. Asset impairment charges include costs incurred for those assets sold, abandoned or made obsolete as a result of our restructuring actions, exiting from a business or other strategic business changes. Such charges are expected to yield future benefits and savings with respect to our operational performance. We exclude these amounts in order to evaluate our current and past operating performance and to better understand the expected future trends in our business.
Constant Currency
To better understand trends in our business, we believe that it is helpful to adjust revenue to exclude the impact of changes in the translation of foreign currencies into U.S. dollars. We refer to this adjusted revenue as “constant currency.” Currencies for developing market countries (Latin America, Brazil, Middle East, India, Eurasia and Central-Eastern Europe) that we operate in are reported at actual exchange rates for both actual and constant revenue growth rates because (1) these countries historically have had volatile currency and inflationary environments and (2) our subsidiaries in these countries have historically taken pricing actions to mitigate the impact of inflation and devaluation. Management believes the constant currency measure provides investors an additional perspective on revenue trends. Currency impact can be determined as the difference between actual growth rates and constant currency growth rates.

Free Cash Flow
To better understand trends in our business, we believe that it is helpful to adjust cash flows from operations to exclude amounts for capital expenditures including internal use software. Management believes this measure gives investors an additional perspective on cash flow from operating activities in excess of amounts required for reinvestment. It provides a measure of our ability to fund acquisitions, dividends and share repurchase. It is also used to measure our yield on market capitalization.

Management believes that all of these non-GAAP financial measures provide an additional means of analyzing the current period’s results against the corresponding prior period’s results. However, these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. Compensation of our executives is based in part on the performance of our business based on these non-GAAP measures.
A reconciliation of these non-GAAP financial measures and the most directly comparable measures calculated and presented in accordance with GAAP are set forth on the following tables:
Net (Loss) Income and EPS reconciliation:

	Three Months Ended September 30, 2015		Three Months Ended September 30, 2014
(in millions; except per share amounts)	Net (Loss) Income	EPS	Net Income	EPS
Reported(1)	$(31)	$(0.04)	$258	$0.21
Adjustments:
Amortization of intangible assets	48	0.05	48	0.05
HE charge	241	0.23	—	—
Adjusted	$258	$0.24	$306	$0.26
Weighted average shares for adjusted EPS(2)		1,078		1,192
Fully diluted shares at end of period(3)		1,046
____________________________

(1)	Net (Loss) Income and EPS from continuing operations.

(2)	Average shares for the calculations of adjusted EPS include 27 million of shares associated with the Series A convertible preferred stock and therefore the related quarterly dividend was excluded.

(3)
Represents common shares outstanding at September 30, 2015 as well as shares associated with our Series A convertible preferred stock plus dilutive potential common shares as used for the calculation of diluted earnings per share in third quarter 2015.

Guidance:

	Earnings Per Share
	Q4 2015	FY 2015
GAAP EPS from Continuing Operations	$0.23 - $0.25	$0.46 - $0.52
Adjustments:
Amortization of intangible assets	0.05	.0.18
Software impairment	-	.0.08
HE charge	-	.0.23
Adjusted EPS	$0.28 - $0.30	$0.95 - $1.01
____________________________
Note: GAAP and Adjusted EPS guidance includes anticipated restructuring.

(in billions)	Free Cash Flow FY 2015
Cash Flow from Operations	$1.6 - $1.7
CAPEX	0.3
Free Cash Flow	$1.3 - $1.4

Effective Tax reconciliation:

	Three Months Ended September 30, 2015			Three Months Ended September 30, 2014
(in millions)	Pre-Tax Income (Loss)	Income Tax Expense (Benefit)	Effective Tax Rate	Pre-Tax Income	Income Tax Expense	Effective Tax Rate
Reported(1)	$(173)	$(105)	60.7%	$286	$66	23.1%
Adjustments:
Amortization of intangible assets	77	29		77	29
HE charge	389	148		—	—
Adjusted	$293	$72	24.6%	$363	$95	26.2%
____________________________

(1)	Pre-Tax (Loss) Income and Income Tax (Benefit) Expense from continuing operations.

Operating Income / Margin reconciliation:

	Three Months Ended September 30, 2015			Three Months Ended September 30, 2014
(in millions)	Profit (Loss)	Revenue	Margin	Profit	Revenue	Margin
Reported Pre-Tax (Loss) Income(1)	$(173)	$4,333	(4.0)%	$286	$4,795	6.0%
Adjustments:
Amortization of intangible assets	77			77
Restructuring and asset impairment charges	20			27
HE charge	389	116		—
Other expenses, net	73			71
Adjusted Operating	$386	$4,449	8.7%	$461	$4,795	9.6%
Equity in net income of unconsolidated affiliates	40			44
Business transformation costs	2			6
Fuji Xerox restructuring charge	2			1
HE charge	(389)	(116)		—
Other expenses, net*	(74)			(70)
Segment (Loss) Profit/Revenue	$(33)	$4,333	(0.8)%	$442	$4,795	9.2%
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* Includes rounding adjustments.

(1)	Profit (Loss) and Revenue from continuing operations.

Revenue/Segment reconciliation:

	Three Months Ended September 30, 2015
(in millions)	Total Revenue	Annuity Revenue	Outsourcing, Maintenance and Rentals Revenue	Total Segment Profit (Loss)	Total Segment Margin
Reported(1)	$4,333	$3,665	$3,098	$(33)	(0.8)%
Adjustment:
HE charge	116	116	116	389	—
Adjusted	$4,449	$3,781	$3,214	$356	8.0%
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(1)	Revenue from continuing operations.

Services Segment reconciliation:

	Three Months Ended September 30, 2015
(in millions)	Annuity Revenue	BPO Revenue	Segment Revenue	% of Total Revenue	Segment Profit (Loss)	Segment Margin
Reported(1)	$2,299	$1,616	$2,416	56%	$(184)	(7.6)%
Adjustment:
HE charge	116	116	116	—	389	—
Adjusted	$2,415	$1,732	$2,532	57%	$205	8.1%
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(1)	Revenue from continuing operations.

Key Financial Ratios reconciliation:

	Three Months Ended September 30, 2015
(in millions)	Gross Margin	RD&E as % of Revenue	SAG as % of Revenue
Reported	22.8%	3.1%	19.7%
Adjustment:
HE charge	8.1%	(0.1)%	(0.5)%
Adjusted	30.9%	3.0%	19.2%

APPENDIX I
Xerox Corporation
(Loss) Earnings per Common Share
(in millions except per share data, shares in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Basic (Loss) Earnings per Share:
Net (loss) income from continuing operations attributable to Xerox	$(31)	$258	$267	$779
Accrued dividends on preferred stock	(6)	(6)	(18)	(18)
Adjusted net (loss) income from continuing operations available to common shareholders	$(37)	$252	$249	$761
Net (loss) income from discontinued operations attributable to Xerox	(3)	8	(64)	34
Adjusted net (loss) income available to common shareholders	$(40)	$260	$185	$795
Weighted average common shares outstanding	1,045,131	1,149,113	1,080,020	1,163,442
Basic (Loss) Earnings per Share:
Continuing operations	$(0.04)	$0.22	$0.23	$0.65
Discontinued operations	—	0.01	(0.06)	0.03
Total	$(0.04)	$0.23	$0.17	$0.68
Diluted (Loss) Earnings per Share:
Net (loss) income from continuing operations attributable to Xerox	$(31)	$258	$267	$779
Accrued dividends on preferred stock	(6)	(6)	(18)	(18)
Adjusted net (loss) income from continuing operations available to common shareholders	$(37)	$252	$249	$761
Net (loss) income from discontinued operations attributable to Xerox	(3)	8	(64)	34
Adjusted net (loss) income available to common shareholders	$(40)	$260	$185	$795
Weighted average common shares outstanding	1,045,131	1,149,113	1,080,020	1,163,442
Common shares issuable with respect to:
Stock options	—	2,793	1,265	3,177
Restricted stock and performance shares	—	13,533	11,995	14,363
Convertible preferred stock	—	—	—	—
Adjusted weighted average common shares outstanding	1,045,131	1,165,439	1,093,280	1,180,982
Diluted (Loss) Earnings per Share:
Continuing operations	$(0.04)	$0.21	$0.23	$0.64
Discontinued operations	—	0.01	(0.06)	0.03
Total	$(0.04)	$0.22	$0.17	$0.67
The following securities were not included in the computation of diluted earnings per share as they were either contingently issuable shares or shares that if included would have been anti-dilutive:
Stock options	3,391	4,143	2,125	3,759
Restricted stock and performance shares	25,996	18,958	18,214	18,128
Convertible preferred stock	26,966	26,966	26,966	26,966
Total Anti-Dilutive Securities	56,353	50,067	47,305	48,853

Dividends per Common Share	$0.0700	$0.0625	$0.2100	$0.1875

APPENDIX II
Xerox Corporation
Reconciliation of Segment Operating Profit to Pre-Tax Income

	Three Months Ended September 30,
(in millions)	2015	2014
Segment (Loss) Profit	$(33)	$442
Reconciling items:
Restructuring and asset impairment charges, and related costs (1)	(22)	(33)
Restructuring charges of Fuji Xerox	(2)	(1)
Amortization of intangible assets	(77)	(77)
Equity in net income of unconsolidated affiliates	(40)	(44)
Other	1	(1)
Pre-Tax (Loss) Income	$(173)	$286

(1)	Third quarter 2015 and 2014 Restructuring and asset impairment charges of $20 and $27, respectively, and business transformation costs of $2 and $6, respectively.
Our reportable segments are aligned to how we manage the business and view the markets we serve. Our reportable segments are Services, Document Technology and Other.

Services:
The Services segment comprises two service offerings:

▪	Business Process Outsourcing.

▪	Document Outsourcing, which includes Managed Print Services, Central Print Services and revenues from our partner print services offerings.

Document Technology:
The Document Technology segment is centered around strategic product groups, which share common technology, manufacturing and product platforms. This segment includes the sale of document systems and supplies, provision of technical service and financing of products. Our products range from:

▪	“Entry”, which includes A4 devices and desktop printers.

▪
“Mid-Range”, which includes A3 devices that generally serve workgroup environments in mid to large enterprises. This includes products that fall into the market categories, Color 41+ppm <$100K and Light Production 91+ppm <$100K.

▪	“High-End”, which includes production printing and publishing systems that generally serve the graphic communications marketplace and large enterprises.

Other:
The Other segment includes paper sales in our developing market countries, Wide Format Systems, licensing revenue, Global Imaging network integration solutions and electronic presentation systems and non-allocated corporate items including non-financing interest and other items included in Other expenses, net.